Exhibit 5.8
December 7, 2011
Nortek, Inc.
50 Kennedy Plaza
Providence, RI 02903-2360
Ladies and Gentlemen:
     We have acted as special counsel in the Commonwealth of Kentucky (the “State”) to Barcom China Holdings, LLC (“Barcom China”), Barcom Asia Holdings, LLC (“Barcom Asia”) and Elan Home Systems, L.L.C. (“Elan”), each a Kentucky limited liability company, and TV One Broadcast Sales Corporation, a Kentucky corporation (“TV One”, and collectively with Barcom China, Barcom Asia and Elan, the “Guarantors”)), in connection with the Registration Statement on Form S-4 (File No. 333-______) (the “Registration Statement”) filed on the date hereof by Nortek, Inc., a Delaware corporation (the “Issuer”), and the Additional Registrant Guarantors listed therein (including the Guarantors) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $250,000,000 aggregate principal amount of 10% Senior Notes due 2018 (the “Exchange Notes”). The Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding 10% Senior Notes due 2018 (the “Original Notes”). The Exchange Notes are to be issued pursuant to an Indenture, dated as of November 23, 2010 (as amended, supplemented or modified through the date hereof, the “Indenture”), by and among the Issuer, certain subsidiaries of the Issuer (including the Guarantors) and U.S. Bank National Association, as trustee (the “Trustee”). Payment of the Exchange Notes will be guaranteed by the certain subsidiaries of the Issuer, including the Guarantors, pursuant to Article X of the Indenture and evidenced by a Notation of Guarantee attached to the Exchange Notes (the “Guarantees”).
     In rendering the opinions set forth below, we have reviewed execution or final forms of the following documents (collectively, the “Documents”):
     (i) the Indenture; and
     (ii) the global notes evidencing the Exchange Notes and the notation of

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guarantees evidencing the Guarantees.
     In rendering the opinions set forth below, we have assumed that the Documents are the valid and binding obligation of the Issuer and Trustee, as applicable.
     In rendering the opinions set forth below, we have relied, without independent verification, on the accuracy of certificates of public officials, officers and representatives of the Issuer, the Guarantors and other appropriate persons. We have further relied, without independent verification, on copies of the articles of organization and limited liability company operating agreement of Barcom China, Barcom Asia and Elan and the articles of incorporation and bylaws of TV One, as certified to us by the Guarantors and attached hereto as Schedule I (collectively, the “Organizational Documents”).
     We have assumed that the Issuer (a) is validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the power and authority to execute and deliver the Documents to which it is a party and to perform its obligations thereunder, (c) has duly authorized, executed and delivered the Documents to which it is a party and (d) that the execution and delivery of the Documents to which it is a party does not violate any law of its jurisdiction of organization or any other applicable laws. We have also assumed that the final forms of the Documents are in all material respects identical to the drafts last delivered to us. We have further assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.
     We have assumed that the managers of each of Barcom China and Barcom Asia are the persons listed on that certain Omnibus Manager consent dated December 2, 2011 and attached hereto as Schedule II, that the sole member of Elan is the entity listed on that certain Omnibus Member Consent dated November 23, 2010 and attached hereto as Schedule III and that the directors of TV One are the persons listed on that certain Unanimous Written Consent of the Board of Directors dated December 2, 2011 and attached hereto as Schedule IV, and that the person(s) executing the documents on behalf of each Guarantor is duly authorized to execute such documents. We have also assumed that (a) Guarantors will receive sufficient value to support their respective obligations under the Guarantees, and (b) Guarantors will be financially solvent following execution of the Guarantees.
     Based on the foregoing assumptions and subject to the qualifications and exceptions herein contained, we are of the opinion that:

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          1. Based solely on Certificates of Existence issued by the Secretary of State of Kentucky on November 28, 2011, each of Barcom China, Barcom Asia and Elan is a Kentucky limited liability company duly organized and existing under the law of the State and is in good standing as that term is defined in 30 KAR 1:010.
          2. Based solely on a Certificate of Existence issued by the Secretary of State of Kentucky on November 28, 2011, TV One is a Kentucky corporation duly incorporated and existing under the law of the State and is in good standing as that term is defined in 30 KAR 1:010.
          3. Based solely on that certain Omnibus Manager Consent dated December 2, 2011 and attached hereto as Schedule II, that certain Omnibus Member Consent dated November 23, 2010 and attached hereto as Schedule III and that certain Unanimous Written Consent of the Board of Directors dated December 2, 2011 and attached hereto as Schedule IV, and the Organizational Documents, each Guarantor has the requisite limited liability company or corporate power and authority, as applicable, to duly authorize and has so authorized the execution and delivery of the Documents to which it is a party and performance by it of the transaction contemplated therein.
          4. The Guarantors have duly executed the Indenture.
          5. To our knowledge, neither the execution, delivery or performance by each Guarantor of the Documents to which it is a party, nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any applicable provision of any law, statute, rule or regulation of State governmental authority or any order, writ, injunction or decree of any State governmental authority or (ii) will violate any provision of the Organizational Documents of the Guarantor.
     The forgoing opinions are further subject to and expressly limited by the following assumptions, qualifications and limitations, in addition to those previously set forth:
          A. Our opinions set forth above are subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting the rights and remedies of creditors and secured parties and (b) general principles of equity.
          B. Provisions contained in the Documents purporting to make Guarantors liable for attorneys’ fees are enforceable only to the extent authorized by KRS

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411.195 which permits payment of “reasonable attorneys’ fees” owed to a person other than a salaried employee of the lienholder.
          C. As used in this opinion, the words “to our knowledge” (or words of similar effect) mean that, in the course of our representation of the Guarantors in connection with rendering this opinion, no facts have come to our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate. We have undertaken no investigation or verification of such matters. Further, the words “our knowledge” (or words of similar effect), as used in this opinion, shall be limited to the actual knowledge of the attorneys within our firm who have been actively involved in representing the Guarantors in connection with rendering this opinion.
          D. We call your attention to the fact that we do not regularly serve as counsel to the Guarantors, have made no special inquiry of the Guarantors and are unaware of the existence of any specific factual matters pertaining to the Guarantors which could affect the opinions set forth herein.
          E. We assume that the appropriate action will be taken, prior to the offer and sale of the Exchange Notes, to register and qualify the Exchange Notes for sale under all applicable state securities or “blue sky” laws.
     We expressly disclaim any responsibility for advising you of any change occurring hereafter in circumstances concerning the transaction which is the subject of this opinion including any changes in law or in factual matters occurring after the date of this opinion.
     We are admitted to practice in the State. This Opinion is limited to the law (excluding the principles of conflict of laws) of the State and we do not express any opinion concerning any other law.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission thereunder. It is understood that this opinion is to be used only in connection with the offer and sale of the Exchange Notes while the Registration Statement is in effect. Ropes & Gray LLP, in its capacity as counsel to the Issuer and Additional Registrant Guarantors in connection with the Registration

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Statement, may rely upon this opinion with the same effect as if it were an addressee hereof.

Very truly yours, /s/ WYATT, TARRANT & COMBS, LLP WYATT, TARRANT & COMBS, LLP

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